EXHIBIT k(1)

FORM OF

ADMINISTRATION AGREEMENT

          AGREEMENT made effective as of the ____ day of ___________ (the “Effective Date”), between Paradigm Funds Trust (the “Trust”), a Delaware statutory trust with a principal place of business at 650 Fifth Avenue, 17th Floor, New York, NY 10019, Paradigm Multi Strategy Fund, LLC (the “Portfolio”, and each of the Trust and the Portfolio, the “Fund”), a Delaware limited liability company with a principal place of business at 650 Fifth Avenue, 17th Floor, New York, NY 10019. This Agreement shall be considered a separate agreement between BISYS and each Fund, and references to “the Fund”, etc., shall refer to each Fund separately. No Fund shall be liable for the obligations of, nor entitled to the benefits of, any other Fund under this Agreement.

          WHEREAS, each Fund is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and (i) the Trust has registered the offering and sale of beneficial ownership units in various portfolios of the Trust (each, a “Feeder Fund” and such units, “Shares”) under the Securities Act of 1933, as amended, (the “Securities Act”), and (ii) the Portfolio offers limited liability company units of the Portfolio (“Units” and together with the Shares, “Interests”) solely to the Feeder Funds in a private placement in accordance with Regulation D under the Securities Act; and

          WHEREAS, the Portfolio invests primarily in ownership interests in privately offered hedge funds (collectively, “Underlying Funds”) as described in the Portfolio’s currently-effective Confidential Private Placement Memorandum filed with the Securities and Exchange Commission (the “SEC”), as amended and in effect from time to time, (the “PPM”), and as described in the Trust’s currently-effective Prospectus and Statement of Additional Information filed with the SEC, as amended and in effect from time to time, (collectively, the “Prospectus” and together with the PPM, the “Offering Documents”); and

          WHEREAS, the Fund desires to retain BISYS to provide certain fund accounting, transfer agency, and other administrative services for the Fund, and BISYS is willing to perform such services on the terms and conditions set forth in this Agreement;

          NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

          1. Services

          (a) Fund Accounting. BISYS shall perform the following accounting services (monthly, unless expressly provided otherwise):

(i)

Generate and maintain the general ledger and original books of entry, based on information received from the Fund, the Fund’s investment advisor (the “Investment Advisor”), brokers and other relevant third parties.

(ii)	Verify and reconcile with the Fund’s custodian and the Investment Advisor cash balances and trade activity; verify and reconcile Interest balances against receivable & payables.

(iii)

Calculate the net capital of the Portfolio (“NAV”) and allocate the profits, losses and expenses to the Feeder Funds in accordance with the Portfolio’s valuation policies and procedures (the “Valuation Policies”), the Portfolio’s Certificate of Organization and Limited Liability Company Agreement (collectively, the “Governing Documents”), and the PPM.

(iv)

Calculate the net asset value of the Feeder Fund (“NAV”) and of each class and series of Shares in accordance with the Feeder Fund’s valuation policies and procedures (also referred to herein as “Valuation Policies), the Feeder Fund’s Declaration of Trust and bylaws (collectively, also referred to herein as “Governing Documents”), and the Prospectus.

         (b) Transfer Agent/Investor Services. BISYS shall maintain accounts of investors on its investor record-keeping systems, and provide the following investor services in connection therewith:

(i)

Process purchases, repurchases/redemptions, and transfers of Interests; Prepare and issue investor confirmations, which shall be in compliance with Rule 10b-10 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”).

(ii)	Maintain the register of investors; maintain investor records, including account documentation files, all or part of which may be kept on microfiche and/or otherwise imaged.

(iii)	Disburse or record reinvestment of dividends and other distributions.

(iv)	Prepare and issue monthly account statements to investors.

(v)	Calculate tax estimates for each Trust investor prior to year end; prepare tax estimate letters for Trust investors.

(vi)	Prepare US tax forms with respect to Trust investors, including calculation of amounts reported (e.g., 1099, 5498).

(vii)	Monitor receipt of cash equivalents; prepare and, subject to review by the Fund, file IRS Form 8300 as necessary.

(viii)	Tabulate investor responses to tender/repurchase offers not more frequently than quarterly.

(ix)	Provide contact information for investor inquiries and use reasonable efforts to handle such inquiries or forward such inquiries as directed by the Fund.

(x)

Verify investor identity upon opening new accounts and/or check investor names against the list of persons subject to economic and trade sanctions published by the U.S. Department of the Treasury, Office of Foreign Assets Control and other relevant lists published by governmental or other applicable authorities, all as required by applicable U.S. laws and regulations or as otherwise reasonably directed by the Fund.

(xi)

Monitor, identify and report investor transactions and identify and report suspicious activities that are required to be so identified and reported, and provide other required reports to any applicable governmental agency (e.g., the SEC, the U.S. Treasury Department, the U.S. Internal Revenue Service) or each such agency’s designated agent in each case consistent with the Fund’s written anti-money laundering program (the “AML Program”).

(xii)	Place holds on transactions in investor accounts or freeze assets in investor accounts, as provided in the AML Program.

(xiii)	Create documentation to provide a basis for law enforcement authorities to trace illicit funds.

(xiv)

Maintain all records or other documentation created or received by BISYS pursuant to its services under this Agreement related to investor accounts and transactions therein that are required to be prepared and maintained pursuant to the AML Program, and make the same available for inspection by (i) the Fund’s AML Compliance Officer, (ii) any auditor of the Fund’s AML Program or related procedures, policies or controls that has been designated by the Fund in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Fund.

         (c) Administration Services. BISYS shall perform the following services to assist the Fund with administrative and portfolio compliance requirements:

(i)

Assist with general administrative operations, including obtaining CUSIPs, providing Fund information to vendors and service providers as reasonably requested, and assisting with responses to industry surveys.

(ii)

Compute as appropriate the Fund’s net income (loss), capital gains (losses), and gross and net monthly performance information and distribute with NAV to industry information services as mutually agreed.

(iii)

Assist the Fund in developing portfolio compliance procedures, and provide periodic compliance monitoring services incorporating certain of those procedures, including (as applicable), compliance with investment restrictions imposed by the 1940 Act and the Fund’s investment objective, defined investment policies, and restrictions, provided such are determinable based upon the Fund’s accounting records, and review quarterly portfolio compliance reports prepared by the Manager. Provide the Board with quarterly results of portfolio compliance reviews.

(iv)

Calculate contractual expenses of the Fund, including calculation of expense waivers/reimbursements, servicing fees, and investment management and incentive fees, amortization of organizational expenses, all in accordance with the relevant contracts, the Fund Documents.

(v)	Verify and authorize payment of all disbursements for the Fund, subject to review and approval of an officer or other authorized person of the Fund (if applicable), including Director and vendor fees.

(vi)	Prepare annual expense budget and monthly accrual analyses; provide information regarding comparable industry experience with expense ratios/fee waivers, caps and rolling reimbursements.

(vii)	Provide accounting and other reports in connection with routine regulatory audits and examinations of the Fund by regulators or the Fund’s auditor.

(viii)	Calculate income/capital gain distributions in accordance with U.S. income/excise tax distributions requirements.

(ix)

Monitor Trust activity for compliance with subchapter M, if applicable, and for “preferential” dividend declarations (under the Internal Revenue Code), and provide information to the Fund and the Manager regarding U.S. tax implications for the Trust of Fund transactions.

(x)	Prepare US tax withholding forms, including calculation of amounts reported, for vendors and Director fees (e.g., 1099-MISC).

(xi)	Prepare, subject to review and approval by the Trust and/or its auditor, and file the Trust’s annual U.S. federal income and excise tax returns.

(xii)

Prepare draft semi-annual (without footnotes) and annual (with footnotes) unaudited statement of assets, liabilities and investors’ capital, statement of operations, statement of changes in investors’ capital, statement of cash flows and schedule of investments and related accounting reports in connection with the annual audit performed by the Fund’s auditor; provide the auditor with access to the Fund’s books and records and coordinate with the Fund’s auditors regarding annual audit.

(xiii)	Compile information to be included in materials for board and/or shareholder meetings.

(xiv)

Prepare financial information, as applicable, for registration statements under the 40 Act and/or the 33 Act, reports to investors, and other Fund regulatory filings. Review drafts of all such filings to verify information provided.

(xv)	Prepare and file Form 24f-2 annually.

(xvi)

Make available appropriate individuals to serve as officers of the Fund, upon designation by the Board, provided such individuals will serve only in ministerial or administrative capacities related to BISYS’s services hereunder

(xvii)

Assist the Fund in connection with its obligations under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, Rule 30a-2 and 30a-3 under the 1940 Act, and related laws (collectively, “Sarbanes-Oxley”), by internally establishing and maintaining controls and procedures (“BISYS Controls”) designed to ensure that information recorded, processed, summarized, or reported by BISYS and its affiliates on behalf of the Fund and included in financial information certified by Fund officers (“Certifying Officers”) on Form N-CSR and Form N-Q (collectively, “Reports”) is (A) recorded, processed, summarized, and reported by BISYS within the time periods specified in the SEC’s rules and forms and the Fund’s corresponding disclosure and control procedures (the “Fund DCPs”), and (B) accumulated and communicated to the relevant Certifying Officers consistent with the Fund DCPs.

If requested by Certifying Officers with respect to a fiscal period during which BISYS serves or served as financial administrator, BISYS will provide a sub-certification consistent with the requirements of Sarbanes-Oxley pertaining to BISYS’s services solely for the purpose of providing a basis of support (as to information which has been prepared, processed and reported by BISYS, and as to BISYS Controls) for the Certifying Officers to render the certifications required by Sarbanes-Oxley (or, if applicable with respect to a Report, inform the Certifying Officers of the reasons why the statements in such a certification would not be accurate). In rendering any such sub-certifications concerning Fund Reports, BISYS may (I) limit its representations to information prepared, processed and reported by BISYS, (II) rely upon and assume the accuracy of the information provided by officers and other authorized agents of the Fund, including all other service providers of the Fund, and compliance by such officers and agents with the Fund DCPs, including, but not limited to, the Fund’s Investment Advisor and custodian, and (III) assume that the Fund has selected appropriate accounting policies for the Fund.

The Fund shall assist and cooperate with BISYS (and shall use its best efforts to cause its officers, the Investment Advisor, and other service providers to assist and cooperate with BISYS) to facilitate the delivery of information requested by BISYS in connection with the preparation of the Fund’s Form N-CSR and Form N-Q, including Fund financial statements, so that BISYS may submit a draft Report to the Fund’s Disclosure Controls and Procedures Committee (“Fund DCP Committee”) prior to the date the relevant Report is to be filed. The Certifying Officers and the Chief Legal Officer (if any) of the Fund shall be deemed to constitute the Fund DCP Committee in cases in which no other Fund DCP Committee has been designated or is operative. In connection with its review and evaluations, the Fund DCP Committee shall establish a schedule to ensure that all required disclosures in Form N-CSR and in the financial statements for the Fund are identified and prepared in a timeframe sufficient to allow review by the Fund DCP Committee at least 10 days prior to the date the relevant report is to be filed. At the request of the Fund or its Certifying Officers, BISYS shall provide reasonable administrative assistance to the Fund in connection with obtaining service provider sub-certifications, SAS-70 reports on internal controls, and any applicable representations to bring such certifications current to the end of the reporting period, and in preparing summaries of issues raised in such documents.

The Fund shall, in its own capacity, take all reasonably necessary and appropriate measures to comply with its obligations under Sarbanes-Oxley. Without limitation of the foregoing, except for those obligations which are expressly delegated to or assumed by BISYS in this Agreement, the Fund shall maintain responsibility for, and shall support and facilitate the role of each Certifying Officer and the Fund DCP Committee in, designing and maintaining the Fund DCPs in accordance with applicable laws, including (x) ensuring that the Fund DCP Committee and/or Certifying Officers obtain and review sub-certifications and reports on internal controls from the Investment Advisor and other service providers of the Fund sufficiently in advance of the date upon which the relevant financial statements must be finalized by BISYS (in order to print, distribute and/or file the same hereunder), (y) evaluating of the effectiveness of the design and operation of the Fund DCP, under the supervision, and with the participation of, the Certifying Officers, within the requisite timeframe prior to the filing of each Report, and (z) ensuring that its Certifying Officers render the requisite certifications or take such other actions as may be permitted or required under applicable laws;

         (d) Legal Administration Services. BISYS shall perform the following services to assist the Fund with corporate governance and corporate and regulatory filings:

(i)

Prepare, subject to review by counsel to the Fund, (A) the annual update to the Fund’s registration statement on Form N-2, (B) other amendments to the Fund’s registration statement and supplements to the Offering Documents, (C) Notices of Annual or Special Meetings of investors, (D) materials related to the Fund’s tender offer and/or repurchase process (no more frequently than quarterly). File any of the foregoing, as well as proxy materials, with the SEC at the request of the Fund or its counsel.

(ii)	Prepare, with the assistance of the Investment Advisor and Fund officers, drafts of routine communications to investors including the annual report.

(iii)	Prepare, with the assistance of the Investment Advisor and Fund and officers, the drafts of, and file the certified final versions of the Fund’s Form N-CSR, N-SAR and Form N-Q.

(iv)	Coordinate the printing and distribution of the Offering Documents, supplements, proxy materials and reports to investors.

(v)	Coordinate the solicitation and tabulation of proxies in connection with the annual meeting of investors.

(vi)

Obtain and maintain, as approved by the Board, fidelity bonds and directors and officers/error and omission insurance policies for the Fund in accordance with Rules 17g-1 and 17d-1 under the 1940 Act at the expense of the Fund, file notices and copies thereof with the SEC as required under the 1940 Act, and prepare memoranda and other correspondence outlining the terms and conditions of such policies.

(vii)	Maintain corporate records on behalf of the Fund, including, but not limited to, minute books and Fund Documents.

(viii)	Assist the Fund in formulating responses to routine regulatory examinations or investigations; in connection therewith, coordinate with and take instructions from counsel to the Fund.

(ix)

Manage preparation for Board meetings by (A) coordinating Board book production, preparation, and distribution, (B) subject to review and approval by the Fund and its counsel, preparing Board agendas, resolutions, minutes and a Board meeting responsibility checklist, (C) preparing the relevant sections of the Board materials required to be prepared by BISYS, (D) assisting to gather and coordinate special materials related to annual contract renewals for and as directed by the Board or fund counsel, (E) attending Board meetings and recording the minutes, and (F) performing such other Board meeting functions as shall be agreed by the parties in writing.

(x)	Coordinate filing of the Fund’s voting records (as approved by the Manager) on Form N-PX.

(xi)	Prepare and distribute Director/Officer Questionnaires, review completed Questionnaires and resolve any open issues with the Fund and its counsel.

(xii)	Prepare and file or arrange for filing of amendments to the Fund’s constituent documents (e.g., Articles of Incorporation, By-laws); prepare corporate documentation for investment of seed money.

         (e) Blue Sky Services. BISYS shall perform the following services to assist the Fund with state regulatory filings:

(i)

Prepare such reports, applications and documents (including reports regarding the sale and redemption of Interests as may be required in order to comply with U.S. federal and state securities laws) as may be necessary or desirable to register and/or report sales of Interests with state securities authorities in each state authorized by the Fund); monitor the sale of Interests for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Fund and the Interests and all amendments thereto, as may be necessary or convenient to register and keep effective the registration of the Fund and the Interests with applicable state securities authorities to enable the Fund to make a continuous offering of its Interests.

          (f) Affairs of the Fund. BISYS shall provide the Fund with all necessary office space, equipment, personnel, facilities (including for investor and Board meetings) for handling the affairs of the Fund, and perform such other services as BISYS may reasonably determine necessary or incidental to performance of its obligations hereunder. At the reasonable request of the Board, BISYS shall make reports to the Board concerning BISYS’s performance hereunder.

          (g) Special Reports and Additional Services. BISYS may provide additional special reports and such other similar services as may be reasonably requested by the Fund, which may result in an additional charge, the amount of which shall be agreed upon between the parties. BISYS shall perform such other services for the Fund upon terms and conditions (including additional compensation) all as mutually agreed upon by the parties from time to time in writing.

          2. Instructions; Certain Procedures

          (a) As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the Fund’s Governing Documents and Offering Documents, to the extent that such services are described therein, and other records of the Fund unless BISYS receives written instructions to the contrary in a timely manner from the Fund.

          (b) The parties hereto may amend such procedures as may be set forth herein by written agreement as may be appropriate or practical under the circumstances, and BISYS may conclusively assume that any special procedure which has been approved by an authorized officer of the Fund (other than an officer or employee of BISYS) does not conflict with or violate any requirements of the Fund’s Governing Documents and Offering Documents, or any rule, regulation, or requirement of any regulatory body.

          Also, BISYS shall be protected in acting upon any document that it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. BISYS will not be held to have notice of any change of the authority of any Directors, officers, employees or agents of the Fund until receipt of written notice thereof from the Fund.

          (c) Whenever BISYS is requested or authorized to take action hereunder pursuant to instructions from an investor, or a properly authorized agent of an investor (an “investor’s agent”), concerning an account in a Fund, BISYS shall be entitled to rely upon any certificate, letter or other instrument or communication, reasonably believed by BISYS to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Fund or by the investor or investor’s agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Fund or any other person authorized by the Board or by the investor or investor’s agent, as the case may be

          (d) BISYS may apply to the Fund at any time for instructions and may consult with counsel to the Fund and with accountants and other experts with regard to BISYS’s responsibilities and duties pursuant to this Agreement. If BISYS does not obtain the advice of counsel to the Fund within a reasonable period of time, BISYS shall be entitled to seek, receive and act upon advice of legal counsel of its reasonable choosing at the reasonable expense of the Fund unless relating to a matter involving BISYS’s willful misfeasance, bad faith, negligence or reckless disregard of BISYS’s responsibilities and duties hereunder. BISYS may rely upon the advice of any of the foregoing counsel, accountants, or experts, and shall in no event be liable for any action reasonably taken pursuant to such advice.

          (e) The Fund acknowledges and agrees that deviations from BISYS’s written transfer agent compliance procedures may involve a substantial risk of loss. In the event an authorized representative of the Fund (other than an officer or employee of BISYS) requests that an exception be made from any written compliance or transfer agency procedures adopted by BISYS or any requirements of the AML Program, BISYS may in its sole discretion determine whether to permit such exception. In the event BISYS determines to permit such exception, it shall become effective when set forth in a written instrument executed by an authorized representative of the Fund (other than an officer or employee of BISYS) and delivered to BISYS (an “Exception”). An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no expiration date is stated, until BISYS receives written notice from the Fund that such instrument has been terminated and the Exception is no longer in effect). Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as BISYS acts in good faith and without willful misconduct, BISYS shall have no liability for any loss, liability, expenses or damages to the Fund resulting from the Exception, and the Fund shall indemnify BISYS and hold it harmless from any “Losses” (as defined in Section 7(c)) resulting to BISYS therefrom.

          (f) The Fund instructs and authorizes BISYS to provide information pertaining to the Fund’s portfolio to pricing vendors, Fund service providers, and as otherwise necessary for legitimate purposes related to the services to be provided hereunder.

          (g) BISYS shall furnish to the Fund and to the Fund’s properly authorized auditors, the Investment Advisor, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Fund in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by BISYS, or as subsequently agreed upon by the parties pursuant to an amendment hereto. The Fund agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein.

          3. Record Retention and Confidentiality

          (a) BISYS shall keep and maintain on behalf of the Fund all books and records which are customary or which are required to be kept in connection with BISYS’s services pursuant to applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act. BISYS further agrees that all such books and records shall be the property of the Fund and to make such books and records available for inspection by the Fund at reasonable times or by the SEC promptly.

          (b) BISYS shall otherwise keep confidential all books and records relating to the Fund and its investors, except when (i) disclosure is required by law, regulation, or legal or regulatory process, (ii) BISYS is advised by counsel that it may incur liability for failure to make a disclosure, (iii) BISYS is requested to make a disclosure by an investor or investor’s agent with respect to information concerning an account as to which such investor has either a legal or beneficial interest and a legal right to such information at such time consistent with the Fund’s Governing Documents, Offering Documents, and applicable law, or (iv) as requested or authorized by the Fund (including pursuant to its policies and procedures). BISYS shall provide the Fund with reasonable advance notice of disclosure pursuant to items (i) or (ii) of the previous sentence, to the extent reasonably practicable. The provisions of this Section 3(b) are subject to the provisions of Section 4(b).

          (c) BISYS may at its option at any time, and shall promptly upon the Fund’s demand or termination of this Agreement, deliver in appropriate form to the Fund and cease to retain BISYS’s files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so delivered, such documents and records will be retained by BISYS for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Fund unless the Fund authorizes in writing the destruction of such records and documents.

          (d) Nonpublic personal financial information relating to consumers or customers of the Fund provided by, or at the direction of the Fund to BISYS, or collected or retained by BISYS in the course of performing its duties hereunder, shall be considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS involved in servicing the Fund except at the direction of the Fund or as required or permitted by law (including “Applicable AML Laws”, as defined in Section 4(b)). BISYS represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Fund. The Fund represents to BISYS that it has adopted a Statement of its privacy policies and practices as required by the SEC’s Regulation S-P or other applicable laws and agrees to provide BISYS with a copy of that statement annually.

          4. Compliance with Law

          (a) Except for the obligations of BISYS expressly set forth in Section 1 or Section 3(a) hereof, the Fund assumes full responsibility for the preparation, contents and distribution of the Offering Documents and, compliance with all applicable requirements of the Securities Act of 1933, as amended, the 1940 Act, and any other applicable laws, rules, and regulations. Subject to its obligations set forth in Section 1(d)(iv), BISYS shall have no obligation to take cognizance of any laws relating to the sale of Interests.

          (b) The Fund acknowledges that it is a financial institution subject to the law entitled Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“U.S.A. Patriot”) Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”) and shall comply with the AML Acts and applicable regulations adopted thereunder (collectively, the “Applicable AML Laws”) in all relevant respects, subject to the delegation of certain responsibilities to BISYS, as provided in the next paragraph below.

          (c) The Fund hereby delegates to BISYS the performance, on behalf of the Fund, of the anti-money laundering services set forth under Section 1(b)(xi)-(xv) (the “AML Services”) with respect to the investor accounts maintained by BISYS pursuant to this Agreement, and BISYS agrees to the foregoing delegation and agrees to perform such services in accordance with the Fund’s AML Program. In connection therewith, BISYS agrees to maintain policies and procedures, and related internal controls, that are consistent with the Fund’s AML Program and the requirement that the Fund employ procedures reasonably designed to achieve compliance with the Applicable AML Laws. BISYS’s obligations under this delegation shall be subject to Section 13.

          The Fund agrees and acknowledges that, notwithstanding the delegation provided for in the foregoing paragraph, the Fund maintains full responsibility for ensuring that its AML Program is, and shall continue to be, reasonably designed to ensure compliance with the Applicable AML Laws, in light of the particular business of the Fund, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering.

          In connection with the foregoing delegation, the Fund also acknowledges that the performance of the AML Services involves the exercise of discretion which in certain circumstances may result in consequences to the Fund and its investors (such as in the case of the reporting of suspicious activities and the freezing of investor accounts). In this regard, (i) under circumstances in which the AML Program authorizes the taking of certain actions, BISYS is granted the discretion to take any such action as may be authorized under Applicable AML Laws or the AML Program, and consultation with Fund shall not be required in connection therewith unless specifically required under the AML Program, and (ii) the Fund instructs BISYS that it may avail the Fund of any safe harbor from civil liability that may be available under Applicable AML Laws for making a disclosure or filing a report thereunder.

          (d) Notwithstanding the delegation to BISYS of the AML Services and BISYS’s provision of the other services, including compliance services, provided by BISYS hereunder, it is expressly agreed and acknowledged that BISYS cannot ensure that the Fund complies with Applicable AML Laws, Sarbanes-Oxley, or Rule 38a-1 under the 1940 Act.

          5. Fees and Expenses

          (a) The Fund shall pay BISYS compensation for the services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in Schedule A attached hereto.

          (b) In addition to paying BISYS the fees provided above, the Fund agrees to reimburse BISYS for its actual out-of-pocket expenses reasonably incurred in providing services hereunder, including, without limitation, the following:

(i)	All freight and other delivery and bonding charges incurred by BISYS in delivering materials to and from the Fund, its services providers, or otherwise on behalf of the Fund;

(ii)	The cost of microfilm or microfiche of records or other materials and other costs associated with record retention on behalf of the Fund;

(iii)	Sales taxes;

(iv)	Costs of tax forms;

(v)	Costs for investor correspondence;

(vi)

All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by BISYS in communication with the Fund, dealers, public accountants, investors, or others as required for BISYS to perform the services to be provided hereunder;

(vii)	Costs of fulfillment, if requested;

(viii)	Bank account charges, including check payment and processing fees;

(ix)	Reasonable travel and related expenses;

(x)	Expenses associated with AML Services, such as Equifax requests, or filing fees and/or costs associated with any necessary filings; and

(xi)	Any expenses BISYS shall incur at the written direction of a Director or officer of the Fund (other than an officer or employee of BISYS) thereunto duly authorized representative of the Fund.

(c) In addition, BISYS shall be entitled to receive the following fees:

(i)	Ad hoc reporting fees billed, when mutually agreed upon, according to applicable rate schedules;

(ii)	Charges for the pricing information obtained from third party vendors for use in pricing the securities and other investments of the Fund’s portfolio;

(iii)

Systems development fees billed at an hourly rate of $150 per hour and/or the actual cost of outside vendor development services, and all system-related expenses, as agreed in advance, associated with the provision of special reports and services; and

(iv)	Fees for the development of custom interfaces, billed at a mutually agreed upon rate.

        6. Term

        (a) This Agreement shall become effective as of the date first written above and shall continue in effect for one (1) year (the “Initial Term”). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one (1) year periods (“Rollover Periods”). This Agreement may be terminated (i) by provision of a notice of non-renewal at least ninety (90) days prior to the end of the Initial Term or any Rollover Period, as the case may be, (ii) by mutual agreement of the parties, or (iii) for “cause,” as defined below, upon the provision of sixty (60) days advance written notice by the party alleging cause.

          (b) For purposes of this Agreement, “cause” shall mean (i) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party, (ii) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business, or (iii) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of a voluntary, or failure to diligently contest an involuntary, case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

          (c) Notwithstanding the foregoing, following any such termination, in the event that BISYS in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or exhibit hereto) with the consent of the Fund, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by BISYS but unpaid by the Fund upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Fund, in addition to the fees and expenses provided in Section 5, the amount of all of BISYS’s reasonable cash disbursements in connection with BISYS’s activities in effecting such termination, including without limitation, the delivery to the Fund or its designees of the Fund’s property, records, instruments, and documents.

          (d) If BISYS’s services hereunder are terminated for any reason other than those provided in Section 6(a), or if a third party is added to perform all or a part of the services provided by BISYS under this Agreement, then the Fund shall make a one-time cash payment to BISYS, in consideration of the fee structure and services to be provided under this Agreement, equal to the balance that would be due BISYS for its services hereunder during the balance of the Initial Term or any applicable Rollover Period, as the case may be assuming for purposes of the calculation of the one-time payment that the fees that would be earned by BISYS for each month would be based upon the average fees payable to BISYS monthly during the 12 months prior to the date of the event that triggers such payment.

          In the event that, before the expiration of the then-current term of this Agreement, the Fund is liquidated, dissolved, merged into a third party, acquired by a third party, or involved in any other transaction that materially reduces the assets serviced by BISYS pursuant to this Agreement, the liquidated damages provision set forth above shall be applicable.

          The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which services are terminated, BISYS is replaced or a third party is added.

          The parties further acknowledge and agree that, upon the occurrence of any of the events described above: (A) a determination of actual damages incurred by BISYS would be extremely difficult, and (B) the liquidated damages payment described above is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.

          7. Limitation of Liability; Indemnification

          (a) BISYS shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Fund for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of BISYS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against BISYS hereunder.

          (b) BISYS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Fund’s reasonable request, BISYS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, BISYS assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond BISYS’s reasonable control (“Force Majeure Events”) include, without limitation, natural disasters, actions or decrees of governmental bodies, terrorist actions, communication lines failures that are not the fault of either party, and computer or other equipment failures or similar events beyond its reasonable control. In the event of a Force Majeure Event, BISYS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

          (c) The Fund agrees to indemnify and hold harmless BISYS, its affiliates, and their respective employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character (collectively, “Losses”) arising out of or in any way relating to BISYS’s performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, documents, or instructions given or made to BISYS by the Fund or any authorized agents of the Fund; provided that this indemnification shall not apply to actions or omissions of BISYS in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

          (d) BISYS shall indemnify, defend, and hold the Fund and its employees, agents, Directors, officers and nominees harmless from and against any and all Losses arising out of or in any way relating to BISYS’s willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder.

          (e) The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. The indemnified party shall not settle or compromise any claim or action for which indemnity may be sought without the consent of the indemnifying party.

          The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnifying party shall not settle or compromise any claim or action without the consent of the indemnified party if such settlement or compromise imposes any liability, responsibility, restriction, or other obligation or consequence on the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

          (f) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL BISYS, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUB-AGENTS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

          (g) The provisions of this Section 7 are subject to the provisions of Sections 2 and 4 hereof.

          8. Activities of BISYS

          The services of BISYS rendered to the Fund hereunder are not to be deemed exclusive. BISYS is free to render such services to others and to have other businesses and interests. BISYS shall not be deemed to have notice of, or be under any duty to disclose to the Fund, or any of its agents, any fact or thing that may come to BISYS’s attention in the course of rendering services to others or in the course of its business in any other capacity. It is understood that the Fund’s Directors, officers, employees, and investors are or may be or become interested in BISYS, as officers, employees or otherwise and that directors, officers, employees, and shareholders of BISYS and its counsel are or may be or become similarly interested in the Fund as an investor or otherwise.

          9. Rights of Ownership

          All computer programs and procedures employed or developed by or on behalf of BISYS to perform services required to be provided by BISYS under this Agreement are the property of BISYS.

          10. Bank Accounts

          BISYS is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Fund with such bank or banks as are acceptable to the Fund, as may be necessary or appropriate from time to time in connection with the transfer agency services to be performed hereunder. The Fund shall be deemed the customer of the relevant bank for all purposes. To the extent that the performance of such services shall require BISYS directly to disburse amounts for payment of dividends, redemption proceeds or other purposes, the Fund shall provide such bank or banks with all instructions and authorizations necessary for BISYS to effect such disbursements.

          11. Representations and Warranties

          (a) The Fund represents and warrants that:

(i)

It is duly incorporated and validly existing under the laws of the jurisdiction of its formation, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;

(ii)	It has all necessary authorizations, registrations, licenses and permits to carry out its business as currently conducted;

(iii)	It is, and shall continue to be, in compliance in all material respects with all laws and regulations applicable to its business and operations;

(iv)

This Agreement, and BISYS’s provision of the various services hereunder, has been duly authorized by the Fund and, when executed and delivered by the Fund, will constitute a legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties;

(v)	By virtue of its Governing Documents, Interests redeemed by the Fund may be resold by the Fund;

(vi)	The Fund has adopted, and the Board has approved, the AML Program and has appointed an officer of the Fund as the AML Compliance Officer; and

(vii)	The Board has approved the delegation of the AML Services to BISYS.

(b) BISYS represents and warrants that:

(i)

It is a corporation duly incorporated and validly existing under the laws of the state of Ohio, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;

(ii)	It has all necessary authorizations, registrations, licenses and permits to carry out its business as currently conducted;

(iii)

It is, and shall continue to be, in compliance in all material respects with all provisions of law and regulations applicable to it in connection with its services hereunder, including Section 17A(c) of the Exchange Act;

(iv)

The various procedures and systems which it has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Fund and BISYS’s equipment, facilities, and other property used in the performance of its obligations hereunder are reasonable and adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; and

(v)

This Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

          EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY BISYS ARE COMPLETELY DISCLAIMED.

          12. Insurance

          BISYS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Fund, BISYS shall provide evidence that coverage is in place. BISYS shall notify the Fund should its insurance coverage with respect to professional liability or errors and omissions coverage be reduced or canceled. Such notification shall include the date of cancellation or reduction and the reasons therefore. BISYS shall notify the Fund promptly of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Fund promptly should the total outstanding claims made by BISYS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

          13. Information Furnished by the Fund

          (a) The Fund has furnished to BISYS the following, as amended and current as of the effective date of this Agreement:

(i)	Certified copies of the Fund’s Governing Documents and of any amendments thereto;

(ii)	The Valuation Policy;

(iii)	The AML Program;

(iv)	The Fund Compliance Program;

(v)	The Fund DCPs;

(vi)

A list of select officers of the Fund (including the Fund’s AML Compliance Officer and Chief Compliance Officer) and any other persons, together with specimen signatures of those officers and other persons, who are authorized to instruct BISYS in all matters;

(vii)

Two copies of the Offering Documents, any Placement Agent Agreements, and any other forms and agreements commonly used by the Fund and its placement agents regarding their relationships and transactions with investors; and

(viii)

Certified copies of resolutions of the Board regarding (A) Board approval of this Agreement and authorization of an officer of the Fund to execute and deliver this Agreement and instruct BISYS on various matters, and (B) authorization of BISYS to act as administrator for the Fund as described herein; and

(ix)

A certificate from an officer of the Fund or the Fund’s then-current transfer agent regarding Interests authorized, issued, and outstanding as of the effective date of this Agreement and receipt of full consideration by the Fund for all outstanding Interests.

          (b) The Fund shall furnish BISYS written copies of any amendments to, or changes in, the items referred to in Section 13(a)(i)-(vii) forthwith upon such amendments or changes becoming effective, and BISYS shall be entitled to rely thereon. In addition, the Fund agrees that no amendments will be made to any of the foregoing documents that might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Fund first obtains BISYS’s approval of such amendments or changes, which approval shall not be withheld unreasonably, and BISYS shall not be bound by any such amendment made without its consent.

          14. Notices

          Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Fund, to it at 650 Fifth Avenue, 17th Floor, New York, NY 10019; and if to BISYS, to it at 3435 Stelzer Road, Columbus, Ohio 43219; Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

          15. Assignment

          This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

          16. Governing Law

          This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

          17. Miscellaneous

          (a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

          (b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

          (c) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

          (d) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

*     *     *     *     *

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

PARADIGM FUNDS TRUST	PARADIGM MULTI STRATEGY FUND, LLC

By:	By:

Name:	Name:
Title:	Title:

BISYS FUND SERVICES OHIO, INC.

By:

Name:
Title:

SCHEDULE A
TO THE ADMINISTRATION AGREEMENT
DATED [_________________]

Fees	Basis points

Base Annual Fee*
On incremental net assets of:
$0 - $100 million	8.0
>$100 - $250 million	7.0
>$250 million	6.0
Additional Investor Fee (per Investor)
0-100 Investors	n/a
Next 900 Investors	$20
Over 1000 Investors	$10
Legal Services (per annum)	$30,000
Form N-Q Filing Fee (per Feeder Fund, per filing; waived for the Portfolio and two Feeder Funds)	$3,000
AML Services (per annum)
Annual Fee	$4,500
Identity Check/Early Warning Review	$575

* The Base Annual Fee is subject to an annual minimum of $125,000 per annum plus $20,000 per annum per Feeder Fund and shall be computed weekly based on the Net Asset Value of the Fund and billed monthly.

Out of Pocket Expenses and Miscellaneous Charges

The out of pocket expenses and miscellaneous services fees and charges provided for under the Agreement are not included in the above fees and shall also be payable to BISYS in accordance with the provisions of this Agreement.

CPI Adjustment

Commencing on the one-year anniversary of the Effective Date, BISYS may annually increase the fixed fees and other fees expressed as stated dollar amounts in this Agreement by up to an amount equal to the greater of: (a) the most recent annual percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled “All Services Less Rent of Shelter” or a similar index should such index no longer be published, and (b) 10%.